Exhibit 99(c)

Consent of Lazard Frères & Co. LLC

[Letterhead of Lazard Frères & Co. LLC]

April 25, 2008

Board of Directors

The Bear Stearns Companies Inc.

383 Madison Avenue

New York, New York 10179

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated March 24, 2008, to the Board of Directors of The Bear Stearns Companies Inc. (“Bear Stearns”) included as Appendix C to the Proxy Statement/Prospectus included in Amendment No. 2 to the Registration Statement No. 333-150208 filed on April 25, 2008 (the “Registration Statement”) of JPMorgan Chase & Co. (“JP Morgan Chase”) on Form S-4 relating to the proposed merger of Merger Sub, a wholly owned subsidiary of JP Morgan Chase, with and into Bear Stearns and to the references made to our firm and to such opinion therein under the headings “Summary — Lazard Frères & Co. LLC Has Provided an Opinion to the Bear Stearns Board of Directors Regarding the Merger Consideration,” “Risk Factors — The fairness opinion obtained by Bear Stearns from its financial advisor will not reflect changes in circumstances between signing the merger agreement and the completion of the merger,” “The Merger — Background of the Merger,” “The Merger — Bear Stearns’ Reasons for the Merger; Recommendation of the Bear Stearns Board of Directors,” and “The Merger — Opinion of Bear Stearns’ Financial Advisor.” Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the aforementioned Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” with respect to any part of the Registration Statement for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

LAZARD FRERES & CO. LLC

By: /s/ Hara H. Amdemariam

Name: Hara H. Amdemariam

Title: Managing Director